Exhibit 10.1
ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of May 16, 2011, is made by and among BIOZONE PHARMACEUTICALS, INC., a Nevada corporation (the “Company”), BAKER CUMMINS CORP., the Company’s wholly-owned subsidiary and a Nevada corporation (“Buyer”), and AERO PHARMACEUTICALS, INC., a Florida corporation (“Seller”).

WHEREAS, Seller is engaged in the manufacturing, marketing and sale of dermatology-related pharmaceutical products (the “Business”);

WHEREAS, Seller desires to sell and assign to Buyer, and Buyer desires to purchase and assume from Seller, substantially all of the assets and liabilities of the Business, all upon the terms and subject to the conditions hereinafter set forth;

WHEREAS, in consideration for Seller and Buyer’s obligations hereunder,  Company shall guarantee all of Buyer’s obligations under this Agreement, including without limitation the assumption of the Assumed Liabilities; and

WHEREAS, for federal income tax purposes, it is intended that the transactions contemplated by this Agreement shall, taken together, qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder, and that this Agreement shall constitute a plan of reorganization within the meaning of Treasury Regulations Section 1.368-2(g) and shall constitute a plan of liquidation of Seller.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I.

DEFINITIONS

SECTION 1.1. Definitions.

As used in this Agreement, the following terms have the meanings set forth below:

“Act” has the meaning set forth in Section 5.10(e).

“Affiliate” has the meaning set forth in Section 5.10(h).

“Assignment and Assumption Agreement” means an assignment and assumption agreement to be executed and delivered by Buyer and Seller at Closing, reasonably satisfactory to Seller and Buyer, pursuant to which Buyer is assigned all right, title and interest of Seller under the Contracts and all rights, title and interest of Seller being transferred pursuant to Section 2.1(a) and Buyer assumes all of the Assumed Liabilities, in each case, as of the Closing Date.

“Assumed Liabilities” has the meaning set forth in Section 2.3(a).

“Bill of Sale” means a bill of sale to be executed and delivered by Seller to Buyer at Closing, reasonably acceptable to Seller and Buyer, transferring ownership of all tangible Purchased Assets being sold to Buyer as of the Closing Date pursuant to Section 2.1(a).

“Books and Records” has the meaning set forth in Section 2.1(a)(ix).

“Business Day” means any day other than a Saturday, Sunday or other day on which banks in the U.S. are permitted or required to close by law or regulation.

“Buyer Officer’s Certificate” means a certificate, dated as of the Closing Date, duly executed by an authorized officer of Buyer, reasonably satisfactory in form to Seller.

“Claims” has the meaning set forth in Section 2.1(a)(xii).

“Closing” and “Closing Date” have the meaning set forth in Section 4.1.

“Closing Date Balance Sheet” has the meaning set forth in Section 5.11.

“Contracts” means contracts, leases, indentures, agreements, purchase orders and all other legally binding arrangements, whether in existence on the date hereof or subsequently entered into, including all amendments thereto.

“Company Financial Statements” has the meaning set forth in Section 6.8(a).

“Company Officer’s Certificate” means a certificate, dated as of the Closing Date, duly executed by an authorized officer of Company, reasonably satisfactory in form to Seller.

“Company SEC Documents” has the meaning set forth in Section 6.8(a).

“Customer List” has the meaning set forth in Section 5.9.

“Customers” has the meaning set forth in Section 7.3(b).

“Dissenting Shares” has the meaning set forth in Section 3.2.

“Effectiveness Deadline” has the meaning set forth in Section 8.4(a)(ii).

“Encumbrance” means, with respect to any asset, any imperfection of title, mortgage, charge, lien, security interest, easement, right of way, pledge or encumbrance of any nature whatsoever.

“Evaluation Date” has the meaning set forth in Section 6.8(b).

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Books and Records” has the meaning set forth in Section 2.2(a).

“Exchange Act” has the meaning set forth in Section 5.10(e).

“Excluded Liabilities” has the meaning set forth in Section 2.3(b).

“Expiration Date” has the meaning set forth in Section 8.4(a)(ii)

“FBCA” means the Florida Business Corporation Act

“FDA” means the U.S. Food and Drug Administration.

“Filing Deadline” has the meaning set forth in Section 8.4(a)(i).

“Financial Statements” has the meaning set forth in Section 5.11.

“Furniture and Equipment” has the meaning set forth in Section 2.1(a)(x).

“GAAP” has the meaning set forth in Section 6.8(a).

“Governmental Entity” means any court, administrative agency or commission or other governmental authority, body or instrumentality, whether U.S. or non-U.S.

“Governmental Rule” means any law, judgment, order, decree, statute, ordinance, rule or regulation enacted, issued or promulgated by any Governmental Entity.

“Intellectual Property Data” shall have the meaning set forth in Section 2.1(a)(ii).

“Inventory” has the meaning set forth in Section 2.1(a)(xi).

“Knowledge” of Seller ,Buyer or Company, as the case may be, means all such facts, circumstances or other information, of which such Person is actually aware or in the exercise of commercially reasonable care and diligence, would reasonably have discovered.

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, or known or unknown, including those arising under any Governmental Rule or action and those arising under any Contract, arrangement, commitment or undertaking, or otherwise.

“Liquidation Holdback” means $20,000.00 to be used by Seller, in its discretion, to pay at least part of the expenses to liquidate itself, pay expenses of completing its tax returns and other expenses relating to terminating all business activity.

“Other Written Information” has the meaning set forth in Section 5.10(a).

“Permitted Encumbrances” means any minor imperfections of title or similar Encumbrance that do not, and would not reasonably be expected to, individually or in the aggregate, materially impair the value or materially interfere with the use of, the Purchased Assets.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, trust, business association, organization, Governmental Entity or other entity.

“Products” has the meaning set forth in Section 2.2(a)(i).

“Product Scientific and Regulatory Material” means all technological, scientific, chemical, biological, pharmacological, toxicological, regulatory and clinical trial materials and information related solely to any of the Products that are owned by Seller and in Seller’s possession or control.

“Product Technical Information” means the following information owned by or licensed to Seller , as in existence and in the possession of Seller as of the Closing Date: specifications and test methods, raw material, packaging, stability and other applicable specifications, manufacturing and packaging instructions, master formula, validation reports to the extent available, stability data, analytical methods, records of complaints, annual product reviews to the extent available, and other master documents necessary for the manufacture, control and release of the Products as conducted by, or on behalf of, Seller or any of its Affiliates.

“Purchased Assets” has the meaning set forth in Section 2.1(a).

“Purchase Price” has the meaning set forth in Section 3.1(a).

“Receivables” has the meaning set forth in Section 2.1(a)(viii).

“Registrable Securities” has the meaning set forth in Section 8.4(a)(i).

“Registration Statement” has the meaning set forth in Section 8.4(a)(i).

“Sarbanes” has the meaning set forth in Section 6.8(a).

“SEC” has the meaning set forth in Section 6.8(a).

“Seller Officer’s Certificate” means a certificate, dated as of the Closing Date, duly executed by an authorized officer of Seller, reasonably satisfactory in form to Buyer and Company.

“Shares” has the meaning set forth in Section 3.1(a).

“Tax(es)” means all Federal, state, local and foreign taxes, customs, duties, governmental fees and assessments, including all interest, penalties and additions with respect thereto.

“Tax Return” means any report, return, election, notice, estimate, declaration, information statement and other forms and documents (including all schedules, exhibits and other attachments thereto) relating to and filed or required to be filed with a taxing authority in connection with any Taxes (including estimated Taxes).

“Territory” means the world.

ARTICLE II.

SALE AND PURCHASE OF PURCHASED ASSETS

SECTION 2.1. Purchase and Sale.

(a) Upon the terms and subject to the conditions of this Agreement, as of the date first set forth above (the “Closing Date”), in consideration for the Purchase Price, Seller will sell, assign, transfer, convey and deliver to Buyer, and Buyer will purchase, acquire and accept, all of its right, title and interest, within the Territory, of Seller in, to and under all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired (other than the Excluded Assets), including those which relate to, or are used or held for use in connection with, the Business (collectively, the “Purchased Assets”), including, without limitation, the following:

(i)
(A) all rights currently held by Seller to distribute, market and sell the products listed on Schedule 2.1(a)(i) attached hereto (collectively, the “Products”) and (B) all rights currently held by Seller to manufacture, distribute, market and sell the Products;

(ii)
All trademarks, marketing materials, training materials, market data, clinical data, research data, regulatory data, adverse event data, trade dress information and product labeling data associated with the Products (the “Intellectual Property Data”);

(iii)	all outstanding customer purchase orders for the Products, to the extent assignable without consent;

(iv)	the Product Scientific and Regulatory Material;

(v)	the Product Technical Information;

(vi)	all Contracts;

(vii)	all cash and cash equivalents;

(viii)	all accounts or notes receivable held by Seller (“Receivables”);

(ix)
all books and records, including, but not limited to, books of account, ledgers and general, financial and accounting records, customer lists, price lists, distribution lists, supplier lists, sales material and records (collectively, “Books and Records”);

(x)	all furniture, fixtures, equipment, machinery, tools, office equipment, supplies, computers and other tangible personal property (collectively, “Furniture and Equipment”);

(xi)	Seller’s existing inventories of the Products (including inventory designated for use as samples and not for resale) (the “Inventory”); all goodwill and the going concern value of the Business; and

(xii)
all rights, claims and causes of action against third parties resulting from or relating to the operation of the Business and the Purchased Assets prior to the Closing Date, including without limitation, any rights, claims and causes of actions arising under warranties from vendors, patent or trademark infringement claims, insurance and other third parties and the proceeds thereof (collectively, “Claims”).

(b) Buyer and Company acknowledge and agree that Seller may retain for archival purposes and for purposes of complying applicable law and for legal and regulatory purposes as a seller of pharmaceutical products, one or more copies of all or any part of the documentation that Seller delivers to Buyer pursuant to Section 2.1. The copies will be retained by Seller’s legal counsel and Seller agrees to treat such copies as confidential information.

SECTION 2.2. Excluded Assets.

Notwithstanding the foregoing, the Purchased Assets shall not include only the following assets (collectively, the “Excluded Assets”);

(a) the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Seller (the “Excluded Books and Records”);

(b) the Liquidation Holdback; and

(c) the assets, properties and rights specifically set forth on Schedule 2.2(c).

SECTION 2.3. Assumption of Liabilities and Obligations.

(a) Except only as set forth in Section 2.3(b). Buyer will assume, be responsible for and pay, perform and/or otherwise discharge when due all of the Liabilities of Seller, including without limitation those Liabilities that arise out of or are related to the Purchased Assets, the Business or the Products (including any Liabilities arising in respect of Taxes), Seller’s costs and expenses related to the transactions contemplated herein and Seller’s liquidation expenses) (collectively, the “Assumed Liabilities”). In connection with the foregoing, Buyer hereby expressly agrees to comply with, and assumes and agrees to perform and discharge, as and when required by each and all of the Contracts, all duties and obligations to be paid, performed or discharged by Seller under the terms, covenants and conditions of the Contracts from and after the Closing Date.  Buyer shall not commit or suffer at any time any act or omission that would violate any provision of the Contracts.

(b) Notwithstanding the foregoing, Buyer will not assume or be responsible or liable for any Liabilities of Seller or its Affiliates expressly identified on Schedule 2.3(b) (collectively, the “Excluded Liabilities”).

(c) Company hereby unconditionally guarantees the full and prompt payment and performance of all of Buyer’s obligations hereunder, including without limitation the assumption of all the Assumed Liabilities.

SECTION 2.4. Transfer Taxes.

All transfer, sales, value added, stamp duty and similar Taxes payable in connection with the transactions contemplated hereby will be paid by Buyer.

ARTICLE III.

PURCHASE PRICE

SECTION 3.1. Purchase Price.

(a) In exchange for the Purchased Assets, Company will pay and deliver to Seller (i) 7,724,000 shares of the Company’s common stock, $0.001 par value per share, at the Closing Date and (ii) within five (5) days of delivery by Seller to Buyer and Company of the Closing Date Balance Sheet, Company will pay and deliver to Seller one share of such common stock of Company for each dollar by which Seller’s cash and cash equivalents plus accounts receivable net exceed Seller’s accounts payable and accrued liabilities on the Closing Date Balance Sheet (all such shares of common stock being included in the “Shares” and the “Purchase Price”), plus Buyer will assume the Assumed Liabilities on the Closing Date.  If Seller sells Shares pursuant to Section 7.2 for purposes of making payment to dissenting shareholders pursuant to Section 3.2 or paying expenses not being paid by Buyer pursuant to Section 2.3(a), including Taxes relating to the sale of such Shares, Company will pay and deliver to Seller prior to the liquidation of Seller, as additional stock consideration, one additional share of Company’s common stock, $0.001 par value per share, for each Share sold pursuant to Section 7.2, within five (5) days of the sale of any such Shares (and such additional shares of common stock being delivered by Company also being part of the “Shares” and included in the “Purchase Price”), up to a maximum of an additional 7.5 million Shares.

(b) The transactions contemplated by this Agreement, including the transfer of the Purchased Assets, the payment of the Purchase Price and the liquidation of Seller, are intended to constitute a reorganization within the meaning of Section 368(a) of the Code.  This Agreement shall constitute a plan of reorganization within the meaning of Treasury Regulations Section 1.368-2(g) and shall constitute a plan of liquidation of Seller.  Buyer and Company, on the one hand, and Seller, on the other, agree, for all Tax purposes, to report the transactions effected pursuant to this agreement in a manner consistent with the treatment of such transactions as a reorganization under Section 368(a) of the Code, and none of them shall take a position on any Tax return, before any Tax authority or in any judicial proceeding that is, in any manner, inconsistent with such treatment without the consent of the others or unless specifically required pursuant to a determination by an applicable Tax authority.  The parties shall promptly advise one another of the existence of any Tax audit, controversy or litigation related to such treatment.

SECTION 3.2. Dissenting Shares.

Notwithstanding any provision of this Agreement to the contrary, holders of shares of capital stock of Seller that are outstanding immediately prior to the Closing Date and which are held by shareholders who have exercised and perfected appraisal rights for such shares of capital stock in accordance with the FBCA (collectively, the “Dissenting Shares”) shall not be entitled to receive a distribution of Shares from Seller pursuant to the plan of liquidation which is contemplated by this Agreement, but rather shall be entitled to receive payment, if any, of the appraised value of such shares of capital stock held by them in accordance with the FBCA, unless and until such shareholders fail to perfect or effectively withdraw or otherwise lose their appraisal rights under the FBCA.

ARTICLE IV.

THE CLOSING

SECTION 4.1. Closing Date.

The closing of the sale and transfer of Purchased Assets (a “Closing”) will take place at the offices of Seller, or at another place designated by the parties, on the first Business Day following the date on which all of the relevant conditions to each party’s obligations under this agreement have been satisfied or waived, or at such other time, date and/or place as mutually agreed to by the parties hereto (each such date being referred to herein as a “Closing Date”).

SECTION 4.2. Transactions to Be Effected at Closing.

(a) Seller will deliver or cause to be delivered to Buyer each of the following items, in each case appropriately executed:

(i)	the Assignment and Assumption Agreement;

(ii)	the Bill of Sale;

(iii)
all Intellectual Property Data, Purchase Orders, Product Scientific and Regulatory Material, Product Technical Information, Contracts, Receivables, Books and Records, Furniture and Equipment Inventory and Claims being assigned or transferred pursuant to the Assignment and Assumption Agreement and Bill of Sale, other than the Excluded Assets; and

(iv)	all cash and cash equivalents other than the Liquidation Holdback.

(b) Seller will deliver or cause to be delivered to Buyer and Company an appropriately executed Seller Officer’s Certificate dated as of the Closing Date.

(c) Buyer will deliver or cause to be delivered to Seller each of the following items, in each case appropriately executed:

(i)	the Assignment and Assumption Agreement;

(ii)	a Bill of Sale;

(iii)	a Buyer Officer’s Certificate dated as of the Closing Date; and

(iv)	any other documents reasonably requested in writing by Seller in connection with the Purchased Assets.

(d) Company will deliver or cause to be delivered to Seller each of the following items, in each case appropriately executed:

(i)	a Company Officer’s Certificate dated as of the Closing Date; and

(ii)	any other documents reasonably requested in writing by Seller in connection with the Purchased Assets.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer and Company as follows:

SECTION 5.1. Seller Organization; Good Standing.

Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. Seller has the requisite power and authority to own the Purchased Assets and to carry on its business as currently conducted.

SECTION 5.2. Authority; Execution and Delivery.

Seller has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby have been duly and validly authorized. This Agreement has been duly executed and delivered by Seller and, assuming the due authorization, execution and delivery of this Agreement by Buyer and Company, will constitute the legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity (including concepts of materiality, reasonableness, good faith and fair dealing), regardless of whether considered in a proceeding in equity or at law.

SECTION 5.3. Consents; No Violation, etc.

Except as set forth on Schedule 5.3, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and the compliance with the terms hereof will not (i) violate any Governmental Rule applicable to Seller, (ii) conflict with any provision of the certificate of incorporation or by-laws (or similar organizational document) of Seller, (iii) conflict with any contract to which Seller is a party or by which it is otherwise bound, including any Contract related to any of the Products, or (iv) require any approval, authorization, consent, license, exemption, filing or registration with any court, arbitrator or Governmental Entity, except, with respect to the foregoing clauses (i) and (iii), for such violations or conflicts which would not have a material adverse effect or materially interfere with Seller’s performance of its obligations hereunder or, with respect to the foregoing clause (iv), for such approvals, authorizations, consents, licenses, exemptions, filings or registrations which have been obtained or made or which, if not obtained or made, would not have a material adverse effect or interfere with Seller’s performance of its obligations hereunder.

SECTION 5.4. Title to Purchased Assets; Trademarks.

Seller has good and valid title to all of the Purchased Assets free and clear of all Encumbrances, other than Permitted Encumbrances. Buyer and Company acknowledge that certain of the Purchased Assets consist of distribution rights with respect to certain licensed Products and that Seller is making no representation that it owns any rights or has any title with respect to such Products other than the distribution rights set forth in the respective distribution agreements. All trademarks being transferred are listed on Schedule 5.4.

SECTION 5.5. Litigation.

(a) There is no suit, claim, action, investigation or proceeding pending or, to the Knowledge of Seller, threatened against Seller, that relates to the Purchased Assets that (i) challenges or seeks to prevent or enjoin the transactions contemplated by this Agreement, or (ii) has not been disclosed to Buyer and Company in writing prior to the execution of this Agreement.

(b) During the twelve-month period ending on the date hereof (i) Seller has not received any written notice from any other Person challenging its ownership or rights to use any intellectual property relating to the Products and (ii) there has not been any, and there are no, product liability suits, claims, actions, investigations or proceedings pending or, to the Knowledge of Seller, threatened against Seller, relating to the Products.

SECTION 5.6. Regulatory Issues.

(a) Except as set forth on Schedule 5.6(a), during the twelve-month period ending on the date hereof, (a) with respect to the Products only, Seller has not received:  (i) any FDA Form 483s directly relating to the Products; (ii) any FDA Notices of Adverse Findings with respect to the Products; or (iii) any warning letters or other written correspondence from the FDA concerning the Products; and (b) there has not been a recall or market withdrawal of any Product by Seller, whether voluntary or involuntary.

(b) Schedule 5.6(b) sets forth a true and complete list of all documents that have been made available to Buyer that relate to (i) adverse drug experience information, (ii) material events and matters concerning or affecting safety or (iii) medical inquiries and complaints brought to the attention of the Seller in respect of the Products.

SECTION 5.7. No Brokers.

Seller has not entered into any agreement, arrangement or understanding with any Person or firm which will result in the obligation to pay any finder’s fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

SECTION 5.8. Exclusive Representations and Warranties.

Other than the representations and warranties set forth in this Article V, Seller is not making any other representations or warranties, express or implied, with respect to the Products, the Purchased Assets, the Product Technical Information or any other matter, including but not limited to any warranty of merchantability or fitness for a particular purpose or infringement of third party rights, and all such warranties are disclaimed.

SECTION 5.9. Contracts to be Assumed; Customers.

(a) All of the Contracts are being assigned to and assumed by Buyer, including those set forth on Schedule 5.9(a). Except as further set forth on Schedule 5.9(a), to the Knowledge of Seller, there are no other Contracts related to the Products. Each Contract that is a Purchased Asset is a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms (except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, and subject to the limitations imposed by general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity). Seller has not failed to perform any material obligation under any such Contract, has not received notice from any party claiming or alleging that Seller has breached or is in default thereunder and Seller is not (with or without lapse of time or notice, or both) in breach or default thereunder.

(b) Seller has previously provided Buyer and the Company with a true and complete list of Customers (the “Customer List”).

SECTION 5.10. Purchase Price.

(a) Information on the Company.  Seller has been furnished with or has had access to such information and materials concerning the Company as have been requested by Seller.  In addition, Seller may have received in writing from the Company such other information concerning its operations, financial condition, prospects and other matters as Seller has requested in writing (such other information is collectively the “Other Written Information”) and considered all factors Seller deems material in deciding on the advisability of acquiring the Shares.

(b) Seller has adequate means of providing for current needs and contingencies, has no need for liquidity in the investment, and is able to bear the economic risk of an investment in the Shares offered by the Company of the size contemplated herein.  The Seller represents that the Seller is able to bear the economic risk of the investment and at the present time could afford a complete loss of such investment.  The Seller has had a full opportunity to inspect the books and records of the Company and to make any and all inquiries of Company’s officers and directors regarding the Company and its business as the Seller has deemed appropriate.

(c) Information on Seller.  The Seller, either alone or with the Seller’s professional advisers who are unaffiliated with, has no equity interest in and is not compensated by the Company or any affiliate or selling agent of the Company, directly or indirectly, has sufficient knowledge and experience in financial and business matters that the Seller is capable of evaluating the merits and risks of an investment in the Shares offered by the Company and of making an informed investment decision with respect thereto and has the capacity to protect the Seller’s own interests in connection with the Seller’s proposed investment in the Shares.

(d) Acquisition of Shares.  Seller will acquire its Shares as principal for its own account for investment only and not with a view toward, or for resale in connection with, the public sale or any distribution thereof except as contemplated by Section 7.2.

(e) Compliance with Securities Act. Seller understands and agrees that its Shares have not been registered under the Securities Act of 1933, as amended (the “Act”) or any applicable state securities laws, by reason of their issuance in a transaction that does not require registration under the Securities Exchange Act of 1933, as amended (the “Exchange Act”) (based in part on the accuracy of the representations and warranties of Seller contained herein), and that such Shares must be held indefinitely unless a subsequent disposition (including, without limitation, a liquidation distribution pursuant to Section 7.2) is registered under the Act or any applicable state securities laws or is exempt from such registration.

(f) Legend.  The initial certificate evidencing the Shares shall bear the following or similar legend:

“THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL TO THE COMPANY, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.

(g) Communication of Offer.  The offer to acquire the Shares was directly communicated to Seller by Buyer and Company.  At no time was Seller presented with or solicited by any leaflet, newspaper or magazine article, radio or television advertisement, or any other form of general advertising or solicited or invited to attend a promotional meeting otherwise than in connection and concurrently with such communicated offer.

(h) Restricted Securities. Notwithstanding anything to the contrary contained in this Agreement, Seller may transfer the Shares to its Affiliates (as defined below) provided that each such Affiliate is an “accredited investor” under Regulation D and such Affiliate agrees to be bound by the terms and conditions of this Agreement.  For the purposes of this Agreement, an “Affiliate” of any Person or entity means any other Person or entity directly or indirectly controlling, controlled by or under direct or indirect common control with such Person or entity.  Affiliate includes each parent or subsidiary of a party hereto.  For purposes of this definition, “control” means the power to direct the management and policies of such Person or firm, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

(i) No Governmental Review.  Seller understands that no United States federal or state agency or any other governmental or state agency has passed on or made recommendations or endorsement of the Shares or the suitability of the investment in the Shares nor have such authorities passed upon or endorsed the merits of the offering of the Shares.

SECTION 5.11. Financial Statements.

The Seller has delivered to the Buyer and the Company copies of (i) the audited consolidated balance sheets of the Seller as at December 31, 2010 and 2009 and the related audited consolidated statements of income and of cash flows of the Seller for the years then ended (such audited statements, including the related notes and schedules thereto, are referred to herein as the “Financial Statements”).  Within five (5) business days from the Closing Date, Seller will deliver to Buyer and Company a balance sheet of the Seller as of the Closing Date (the “Closing Date Balance Sheet”). Each of the Financial Statements is, and the Closing Date Balance Sheet when delivered will be, complete and correct in all material respects, will be prepared in accordance with GAAP (subject to normal year-end adjustments in the case of the unaudited statements) and in conformity with the practices consistently applied by the Seller without modification of the accounting principles used in the preparation thereof and or will present fairly the financial position, results of operations and cash flows of the Seller as at the dates and for the periods indicated.

SECTION 5.12. Compliance with Applicable Laws.

The Seller is in compliance with all applicable laws, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a material adverse affect on the Seller.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES OF COMPANY AND BUYER

The Company and the Buyer jointly and severally hereby represent and warrant to Seller as follows:

SECTION 6.1. Organization; Good Standing.

Each of Company and Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Each of Company and Buyer has all requisite corporate power and authority to carry on its business as it is currently being conducted. Each of Company and Buyer is duly qualified to conduct business as a foreign corporation and is in good standing in every jurisdiction where the nature of the business conducted by it makes such qualification necessary, except where the failure to so qualify or be in good standing would not prevent or materially delay the consummation of the transactions contemplated hereby.

SECTION 6.2. Authority; Execution and Delivery.

Each of Company and Buyer has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Company and Buyer and the consummation of the transactions contemplated hereby have been duly and validly authorized. This Agreement has been duly executed and delivered by Buyer and Company and, assuming the due authorization, execution and delivery of this Agreement by Seller, constitutes the legal, valid and binding obligation of Buyer and Company, enforceable against Buyer and Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity (including concepts of materiality, reasonableness, good faith and fair dealing), regardless of whether considered in a proceeding in equity or at law.

SECTION 6.3. Consents; No Violations, etc.

The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and the compliance with the terms hereof will not (i) violate any Governmental Rule applicable to either Company or Buyer, (ii) conflict with any provision of the certificate of incorporation or by-laws of either Company or Buyer, (iii) conflict with any contract to which either Company or Buyer is a party or by which it is otherwise bound or (iv) require any approval, authorization, consent, license, exemption, filing or registration with any court, arbitrator or Governmental Entity, except with respect to the foregoing clauses (i) and (iii), for such violations or conflicts which would not materially interfere with either Company’s or Buyer’s performance of its obligations hereunder or, with respect to the foregoing clause (iv), for such approvals, authorizations, consents, licenses, exemptions, filings or registrations which have been obtained or made or which, if not obtained or made, would not materially interfere with either Company’s or Buyer’s performance of its obligations hereunder.

SECTION 6.4. Litigation.

There is no suit, claim, action, investigation or proceeding pending or, to the Knowledge of Buyer or Company, threatened against Buyer or Company or any of their respective Affiliates which if adversely determined would materially interfere with the ability of either party to perform its obligations hereunder.

SECTION 6.5. No Brokers.

Neither Company nor Buyer has entered into any agreement, arrangement or understanding with any Person or firm which will result in the obligation to pay any finder’s fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

SECTION 6.6. No Seller Warranty.

Company and Buyer each represent that neither Seller nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Seller, its Affiliates, the Purchased Assets, the Products, the Product Technical Information or the Assumed Liabilities not expressly set forth in this Agreement, and neither Seller nor any other Person will have or be subject to any Liability to Buyer or Company or any other Person resulting from the distribution to Buyer or Company or its representatives or Buyer’s or Company’s use of any such information.

SECTION 6.7. Purchase Price.

(a) The Shares sold hereunder have been duly authorized by the appropriate corporate action of the Company.

(b) The Company shall transfer title, in and to the Shares to the Seller free and clear of any and all Encumbrances, whether direct or indirect or contingent.

SECTION 6.8. Company Reports; Financial Statements.

(a) Company has filed all reports required to be filed by it under the Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the twelve months preceding the date hereof (or such shorter period as the Company was required by law to file such reports) (the foregoing materials being collectively referred to herein as the “Company SEC Documents”) on a timely basis or has timely filed a valid extension of such time of filing and has filed any such Company SEC Documents prior to the expiration of any such extension.  As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Act and the Exchange Act and the rules and regulations of the Securities and Exchange Commission (the “SEC”) promulgated thereunder, and none of the Company SEC Documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The financial statements of Company included in the Company SEC Documents (together with the related notes and schedules thereto, collectively, the “Company Financial Statements”) comply in all material respects with the rules and regulations of the SEC with respect thereto as in effect at the time of filing.  Such financial statements have been prepared in accordance with generally accepted accounting principles in the United States applied on a consistent basis during the period involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

(b) Company is in compliance with the provisions of the Sarbanes-Oxley Act of 2002 (“Sarbanes”) currently applicable to Company.  Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Company has established disclosure controls and procedures (as defined in the Exchange Act Rules 13a-15(e) and 15d-15(e)) for Company and designed such disclosure controls and procedures to ensure that material information relating to Company, including its subsidiaries, is made known to the certifying officers by others within those entities, particularly during the period in which Company’s most recently filed periodic report under the Exchange Act, as the case may be, is being prepared.  Company’s certifying officers have evaluated the effectiveness of Company’s controls and procedures as of the end of the period covered by the most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”).  Company presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date.  Since the Evaluation Date, there have been no significant changes in Company’s internal controls (as such term is defined in Item 308 of Regulation S-K) or, to Company’s knowledge, in other factors that could significantly affect Company’s internal controls.  Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP and the applicable requirements of the Exchange Act.

SECTION 6.9. Employee.

Seller has one employee as identified on Schedule 6.9. At the Closing, this employee will become an employee at will of Buyer, subject to the employee’s consent, and receive at least the same compensation and benefits as the employee currently receives at Seller or, in the alternative, Buyer will pay the employee’s monthly premiums for COBRA coverage, less the monthly amount currently deducted from the employee’s compensation for medical and dental benefits until Buyer has employee benefit plans providing comparable coverage for the employee as she currently has. This does not constitute an employment agreement with the employee, nor is she a third-party beneficiary of this Agreement.

ARTICLE VII.

CERTAIN COVENANTS AND AGREEMENTS OF SELLER

SECTION 7.1. Post-Closing Orders and Payments.

From and after 12:01 A.M. (Eastern Daylight Time) on the day immediately following the Closing Date, Seller will promptly deliver to Buyer any payments received by Seller from third parties for Products purchased by the third parties from Buyer on or after the Closing Date, and refer all inquiries it will receive with respect to the Products to Buyer.

SECTION 7.2. Liquidation.

From and after the Closing Date, Seller shall not engage in any business other than to the extent necessary to wind up Seller’s affairs.  Seller shall also file all tax returns required to be filed by Seller through the date of liquidation. Seller may sell Shares for purposes of making payment to dissenting shareholders pursuant to Section 3.2 of this Agreement or paying expenses not paid by Buyer pursuant to Section 2.3(a), including Taxes relating to the sale of such Shares. Seller shall, as soon as reasonably possible after the Closing Date, but no later than December 31, 2011, provided that the Company has complied with its registration obligations as set forth in Section 8.4, distribute the Shares (other than those sold to pay dissenting shareholders) to its shareholders pursuant to the plan of liquidation which is contemplated by this Agreement.

SECTION 7.3. Sales Data; Customer List.

(a) Seller is delivering to Buyer monthly net sales data for the Products (as calculated by Seller in accordance with its standard practice) for the previous six (6) months prior to the Closing Date.

(b) Seller acknowledges that immediately following the Closing Date, Buyer may contact customers that have purchased the Products during the previous six (6) months (the “Customers”) to promote the Products, and the distribution thereof, on behalf of Buyer, and may notify such Customers of Buyer’s purchase of the Business.

SECTION 7.4. Cooperation with Registration.

The Seller shall furnish to the Company and the Buyer such information regarding itself, the Shares held by it and the intended method of disposition of the Shares held by it as shall be reasonably required to effect the registration of the Registrable Securities and shall execute such documents in connection with such registration as the Company or the Buyer may reasonably request.  The Seller shall cooperate with the Company and the Buyer as reasonably requested by the Company and the Buyer in connection with the preparation and filing of the Registration Statement hereunder.

SECTION 7.5. Cooperation on Taxes.

Buyer and Company, on the one hand, and Seller, on the other hand, will cooperate in good faith for the purpose of maximizing the value of any tax loss carryforward amounts that could be available to Buyer or Company after the Closing. Buyer and Company, on the one hand, and Seller, on the other hand, will not knowingly take any actions that adversely affect the tax consequences of the other without the other party’s consent.

SECTION 7.6. Further Actions.

Following the Closing Date, Seller will use commercially reasonable efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to satisfy the conditions to closing in order to consummate and make effective the transactions contemplated by this Agreement, and (ii) to obtain any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement. Furthermore, to the extent necessary following the Closing Date, Seller will use commercially reasonable efforts to take, or cause to be taken, all further actions necessary, proper or advisable in connection with the consummation of the transactions contemplated by this Agreement.

ARTICLE VIII.

CERTAIN COVENANTS AND AGREEMENTS OF BUYER

SECTION 8.1. Books and Records.

Buyer will preserve all books and records included within the Purchased Assets for applicable periods of time as required by law, and will make such books and records available for inspection and copying by Seller or its agents upon reasonable request and upon reasonable notice.

SECTION 8.2. Bulk Transfer Laws.

Buyer hereby waives compliance by Seller with the provisions of any so-called “bulk transfer law” of any jurisdiction in connection with the sale of the Purchased Assets to Buyer and releases Seller from any Liabilities in connection therewith as Buyer is assuming all Liabilities not specifically excluded.

SECTION 8.3. Response to Medical Inquiries and Products Complaints.

After the Closing, Buyer will assume all responsibility for responding to any medical inquiries or complaints about the Products in the Territory.

SECTION 8.4. Required Registration Statement.

(a) Company hereby agrees with the Seller that:

(i)
The Company shall file or cause to be filed, no later than four (4) months after the Closing Date (the “Filing Deadline”), a registration statement under the Act (a “Registration Statement”), to permit the liquidation of Seller and distribution by Seller of the Shares, together with any shares of capital stock issued or issuable, from time to time, upon any reclassification, share combination, share subdivision, stock split, share dividend or similar transaction or event or otherwise as a distribution on, in exchange for or with respect to any of the foregoing (the “Registrable Securities”).

(ii)
The Company shall use its commercially reasonable efforts to cause the Registration Statement referred to in clause (i) above to be declared effective by the SEC as soon as reasonably practicable, but in no event later than seven (7) months after the Closing Date or five (5) business days after the SEC shall have informed the Company that no review of the Registration Statement will be made or that the SEC has no further comments on the Registration Statement, whichever is earlier (the “Effectiveness Deadline”) and shall cause such Registration Statement to remain effective until such time as all Registrable Securities have been sold or are otherwise freely tradable without registration under the Act (the “Expiration Date”). If a Registration Statement covering the Registrable Securities is not filed with the SEC on or prior to the Filing Deadline, or not effective with the SEC prior to the Effectiveness Deadline, the Company will make payments to Seller, as liquidated damages and not as a penalty, in an amount equal to 1.0% of the aggregate Purchase Price paid to the Seller under this Agreement for each thirty (30)-day period or pro rata for any portion thereof following the Filing Deadline or Effectiveness Deadline, as applicable, for which no Registration Statement is filed with respect to the Registrable Securities; provided that in no event shall the aggregate liquidated damages paid pursuant to this Section 8.4(b) exceed 5.0% of the aggregate Purchase Price paid to the Seller under this Agreement. Such payments shall constitute the Seller’s exclusive monetary remedy for such events, but shall not affect the right of the Seller to seek injunctive relief. Such payments shall be made to Seller in cash or shares of capital stock of the same class as the Shares no later than five (5) business days after the end of each thirty (30)-day period, at Company’s option. Any such additional shares shall be included in the Registration Statement and as part of the Shares. Company  understands that an effective registration statement is required to enable Seller to complete the liquidation. Company’s registration obligation may be accomplished by an earlier filed registration statement that has the same effect with respect to the distribution of the Shares as part of the liquidation as the Registration Statement would have and provided that such distribution is made in a manner reasonably satisfactory to Seller.

(b) In connection with the foregoing, Company will:

(i)	Prepare and file with the SEC a Registration Statement with respect to the Registrable Securities and use its best efforts to cause such Registration Statement to become and remain effective.

(ii)
Prepare and file with the SEC such amendments and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and to comply with the provisions of the Act with respect to the sale or other disposition of the Registrable Securities whenever the Seller of such securities shall desire to sell the same.

(iii)
Furnish to the Seller such number of copies of a summary prospectus or other prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents, as the Seller may reasonably request in order to facilitate the sale of the Registrable Securities owned by the Seller.

(iv)
Register or qualify the Registrable Securities under applicable blue sky laws, and do such other reasonable acts and things as may be required in jurisdictions to which such blue sky laws apply; provided, however, that the Company shall not be obligated to file any general consent to service of process or qualify as a foreign corporation in any jurisdiction.

(v)
Furnish at the request of the Seller, on the date that the Registration Statement with respect to the Registrable Securities becomes effective, an opinion, dated as of such date, of the independent counsel representing the Company for the purposes of such registration, addressed to the Seller stating that such Registration Statement has become effective under the Act and that, to the best knowledge of such counsel, no stop order suspending the effectiveness thereof has been issued and no proceedings for that purpose have been instituted or are pending or contemplated under the Act.

(vi)
Use reasonable best efforts to prevent the issuance of any stop order or other order suspending the effectiveness of the Registration Statement and, if such an order is issued, to obtain the withdrawal thereof at the earliest possible time and to notify the Seller of the issuance of such order and the resolution thereof.

(vii)
Furnish to the Seller, two trading days after the date that any Registration Statement becomes effective or after a stop order has been lifted, a letter, dated such date, of outside counsel representing the Company, addressed to the Seller, confirming the effectiveness of such Registration Statement and, to the knowledge of such counsel, the absence of any stop order.

(viii)
Provide to the Seller and its representatives, if requested, the opportunity to conduct a reasonable inquiry of the Company’s financial and other records during normal business hours and make available its officers, directors and employees for questions regarding information which the Seller may reasonably request in order to fulfill any due diligence obligation on its part; provided that in the case of this clause (viii), the Company shall not be required to provide, and shall not provide, the Seller with material, non-public information unless the Seller agrees to receive such information and enters into an agreement to keep such material, nonpublic information confidential and refrain from trading in any Company security for so long as such information remains material, nonpublic information.

(c) All of the expenses incurred in complying with the foregoing, including, without limitation, all registration and filing fees (including all expenses incident to filing with the FINRA), printing expenses, fees and disbursements of counsel for the Company, expenses of any special audits incident to or required by any such registration and expenses of complying with the securities or blue sky laws of any jurisdictions, but excluding brokerage or underwriting fees or commissions, shall be paid by the Company.

(d) The Company shall furnish to the Seller, not less than three (3) days prior to the filing of a Registration Statement or any related prospectus or amendment or supplement thereto (including any document that would be incorporated or deemed to be incorporated therein by reference), copies of all such documents proposed to be filed, which documents will be subject to the review of the Seller. The Company shall reflect in each such document when so filed with the SEC such comments relating to the Seller and its plan of distribution of the Registrable Securities as the Seller may reasonable propose.

(e) (i) Each document filed or to be filed with the SEC pursuant to the Exchange Act and incorporated by reference in any Registration Statement complied or will comply when so filed in all material respects with the Exchange Act, (ii) each part of each Registration Statement, when such part shall become effective, will not contain, and each such part, as amended or supplemented, if applicable, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (iii) each Registration Statement will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (iv) each Registration Statement and prospectus, as may be amended or supplemented, will comply in all material respects with the Act, and (v) each prospectus, as may be amended or supplemented, will not, at the time of each sale of the Shares by the Seller, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that the representations and warranties set forth in this paragraph will not apply to statements or omissions in any Registration Statement or prospectus based upon information relating to the Seller furnished to the Company in writing by the Seller expressly for use therein.

SECTION 8.5. Cooperation on Taxes.

Buyer and Company, on the one hand, and Seller, on the other hand, will cooperate in good faith for the purpose of maximizing the value of any tax loss carryforward amounts that could be available to Buyer or Company after the Closing. Neither party will knowingly take any actions that adversely affect the tax consequences of the other without the other party’s consent.

SECTION 8.6. Further Actions.

Following the Closing Date, Buyer and Company will use commercially reasonable efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to satisfy the conditions to closing in order to consummate and make effective the transactions contemplated by this Agreement, and (ii) to obtain any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement. Furthermore, to the extent necessary following the Closing Date, Buyer and Company will use commercially reasonable efforts to take, or cause to be taken, all further actions necessary, proper or advisable in connection with the consummation of the transactions contemplated by this Agreement.

ARTICLE IX.

CONDITIONS

SECTION 9.1. Conditions to Obligations of Buyer and Company.

The obligations of each of Buyer and the Company to purchase the Purchased Assets being sold on the Closing Date and to assume the related Assumed Liabilities is subject to the satisfaction on and as of the Closing Date of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Seller set forth in this Agreement will be true and correct in all material respects with respect to such Purchased Assets (other than representations and warranties that contain materiality qualifications, which shall be true and correct in all respects) as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties will be true and correct as of such earlier date).

(b) Performance of Obligations of Seller. Seller will have performed or complied in all material respects with all obligations, conditions and covenants required to be performed by it under this Agreement at or prior to the Closing Date.

(c) No Litigation, Injunctions, or Restraints. No temporary restraining order, preliminary or permanent injunction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement will be threatened or in effect.

(d) Deliveries. Seller will have duly executed and delivered to Buyer and Company, dated as of the Closing Date, the documents referred to in Section 4.2(a) and 4.2(b), respectively.

SECTION 9.2. Conditions to the Obligations of Seller.

The obligations of Seller to sell, assign, convey, and deliver the Purchased Assets being sold on the Closing Date to Buyer are subject to the satisfaction on and as of the Closing Date of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Buyer and Company set forth in this Agreement will be true and correct in all material respects (other than representations and warranties that contain materiality qualifications, which shall be true and correct in all respects) as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties will be true and correct as of such earlier date).

(b) Performance of Obligations of Buyer and Company. Buyer and Company will have each performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

(c) No Litigation, Injunctions, or Restraints. No temporary restraining order, preliminary or permanent injunction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement will be threatened or in effect.

(d) Deliveries. Buyer will have duly executed and delivered to Seller, dated as of the Closing Date, in each case appropriately executed, the documents referred to in the relevant subsection of Section 4.2(b).  Company will have duly executed and delivered to Seller, dated as of the Closing Date, in each case appropriately executed, the documents referred to in the relevant subsection of Section 4.2(b)

ARTICLE X.

TERMINATION, AMENDMENT AND WAIVER

SECTION 10.1. Termination.

(a) Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing by mutual written consent of Seller, on the one hand, and Buyer and Company, on the other hand;

(b) In the event of termination of this Agreement pursuant to this Section 10.1, the transactions contemplated by this Agreement will be terminated, without further action by any party.  If the transactions contemplated by this Agreement are terminated as provided herein:

(i)
Buyer and Company will return all documents and other material received from Seller relating to the Products, the Purchased Assets, or the transactions contemplated hereby, whether so obtained before or after the execution hereof, to Seller and, if applicable, Seller shall return the Purchase Price to Company; and

(ii)	all confidential information received by Buyer and Company with respect to Seller, the Products or the Purchased Assets will be treated as confidential information.

(c) If this Agreement is terminated, no party hereto and none of their respective directors, officers, shareholders, Affiliates or controlling Persons shall have any further liability or obligation under this Agreement, except that nothing herein will be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement.

SECTION 10.2. Amendments and Waivers.

This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.  By an instrument in writing, Buyer or Company, on the one hand, or Seller, on the other hand, may waive compliance by the other party with any term or provision of this Agreement that such other party was or is obligated to comply with or perform.

ARTICLE XI.

SURVIVAL

None of the representations and warranties of Seller, Buyer and Company contained herein or made pursuant hereto shall survive the Closing Date

ARTICLE XII.

GENERAL PROVISIONS

SECTION 12.1. Expenses.

Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such costs and expenses; provided, however, that expenses of Seller in the nature of those described in IRS Revenue Ruling 73-54, 1973-1 C.B. 187 (including, without limitation, fees and disbursements of counsel, financial advisors and accountants) shall be paid by Buyer or Company.

SECTION 12.2. Further Assurances and Actions.

Each of the parties hereto, upon the request of the other party hereto, whether before or after the Closing and without further consideration, will do, execute, acknowledge and deliver or cause to be done, executed, acknowledged or delivered all such further acts, deeds, documents, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary to effect complete consummation of the transactions contemplated by this Agreement. Seller, Buyer and Company agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

SECTION 12.3. Notices.

All notices and other communications required or permitted to be given or made pursuant to this Agreement shall be in writing signed by the sender and shall be deemed duly given (a) on the date delivered, if personally delivered, (b) on the date sent by telecopier with automatic confirmation by the transmitting machine showing the proper number of pages were transmitted without error, (c) on the Business Day after being sent by Federal Express or another recognized overnight mail service which utilizes a written form of receipt for next day or next business day delivery or (d) two (2) Business Days after mailing, if mailed by U.S. postage-prepaid certified or registered mail, return receipt requested, in each case addressed to the applicable party at the address set forth below; provided that a party may change its address for receiving notice by the proper giving of notice hereunder:

if to Seller, to:

Aero Pharmaceuticals, Inc.
4400 Biscayne Blvd.

Miami, Florida 33137
Attn:         Dr. Jane Hsiao, President and James Martin, Vice President of Finance
Fax:           (305) 575-4130

if to Buyer, to:

Baker Cummins Corp.
4400 Biscayne Blvd.
Miami, Florida 33137
Attn:         Elliot Maza, President

if to the Company, to:

Biozone Pharmaceuticals, Inc.
4400 Biscayne Blvd.
Miami, Florida 33137
Attn:         Roberto Prego-Novo, President

SECTION 12.4. Headings.

The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

SECTION 12.5. Severability.

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

SECTION 12.6. Counterparts.

This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart.

SECTION 12.7. Entire Agreement; No Third-Party Beneficiaries.

This Agreement and the Exhibits and Schedules hereto constitute the entire agreement and supersede all prior agreements and understandings, both written and oral (including any letter of intent, memorandum of understanding or term sheet), between or among the parties hereto with respect to the subject matter hereof. Except as specifically provided herein, this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder or thereunder.

SECTION 12.8. Governing Law.

This Agreement and any and all matters arising directly or indirectly herefrom shall be governed by and construed and enforced in accordance with the laws of the State of Florida applicable to agreements made and to be performed entirely in such State.

SECTION 12.9. Jurisdiction, Venue, Service of Process.

Each of the Company, Buyer and Seller agree to irrevocably submit to the exclusive jurisdiction of the United States District Court for the Southern District of Florida or the state courts of Florida for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each Party agrees to commence any such action, suit or proceeding in such courts. Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth in Section 12.3 of this Agreement shall be effective service of process for any action, suit or proceeding in Florida with respect to any matters to which it has submitted to jurisdiction in this Agreement. Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in such courts.

SECTION 12.10. Specific Performance.

The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with its terms and that the parties hereto will be entitled to specific performance of such terms, in addition to any other remedy at law or in equity, without the necessity of demonstrating the inadequacy of monetary damages and without the posting of a bond.

SECTION 12.11. Publicity.

Either party may make any public disclosure concerning the transactions contemplated hereby that in the view of such party’s counsel may be required by law or the rules of any stock exchange on which such party’s or its Affiliates’ securities trade; provided, however, the party making such disclosure will provide the non-disclosing party with a copy of the intended disclosure reasonably, and to the extent practicable, prior to public dissemination, and the parties hereto will coordinate with one another regarding the timing, form and content of such disclosure.

SECTION 12.12. Assignment.

Neither party may assign its rights or obligations under this Agreement without the prior written consent of the other party; provided, however, that either party may assign its rights and obligations under this Agreement, without the prior written consent of the other party, to an Affiliate or to a successor of the assigning party by reason of merger, sale of all or substantially all of its assets or any similar transaction. Any permitted assignee or successor-in-interest will assume all obligations of its assignor under this Agreement. No assignment will relieve either party of its responsibility for the performance of any obligation.  This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

SECTION 12.13. Amendments and Waivers.

This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.  By an instrument in writing, Buyer or Company, on the one hand, or Seller, on the other hand, may waive compliance by the other party with any term or provision of this Agreement that such other party was or is obligated to comply with or perform.

IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be signed by their respective representatives thereunto duly authorized, all as of the date first written above.

BIOZONE PHARMACEUTICALS, INC. By: /s/ Roberto Prego-Novo Name: Roberto Prego-Novo Title: President BAKER CUMMINS CORP. By: /s/ Elliot Maza Name: Elliot Maza Title: President
AERO PHARMACEUTICALS, INC. By: /s/ Dr. Jane Hsiao Name: Dr. Jane Hsiao Title: President